Exhibit 23

          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our reports dated March 13, 2000 included in this Form 10-K, into Enron Corp.'s previously filed Registration Statement File Nos. 33-13397 (Savings Plan), 33-34796 (Savings Plan), 33-52261 (Savings Plan), 33-27893
(1988 Stock Option Plan), 33-52768 (1991 Stock Plan), 33-
60821 (1994 Stock Plan), 333-70465 (Debt Securities, Common Stock, Preferred Stock and Depositary Shares), 333-48193 (1994 Deferral Plan), 333-75703 (3,825,921 Shares of Common Stock), 333-82225 (1994 Stock Plan), 333-85001 (1994 Stock
Plan), 333-82227 (1991 Stock Plan) and 333-84999 (1991 Stock
Plan).




ARTHUR ANDERSEN LLP





Houston, Texas
March 28, 2000